As filed with the Securities and Exchange Commission on December 20, 2016

Registration No. 333- 122002

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERIDIAN BIOSCIENCE, INC.

(Exact name of Registrant as Specified in Its Charter)

Ohio	3471 River Hills Drive Cincinnati, Ohio 45244 (513) 271-3700	31-0888197
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(IRS Employer Identification Number)

MERIDIAN BIOSCIENCE, INC. SAVINGS AND INVESTMENT PLAN

(Full Title of the Plan)

F. Mark Reuter, Esq.

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Telephone: (513) 579-6469

Facsimile: (513) 579-6457

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-122002) filed by Meridian Bioscience, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on January 12, 2005 (the “Form S-8”) is being filed in order to deregister securities remaining under such registration statement.

A total of 250,000 shares of the Company’s common stock were originally registered on the Form S-8 for issuance under the Company’s Savings and Investment Plan (the “Plan”) in connection with the Company stock investment option under the Plan.

Effective December 15, 2016, Company stock was frozen as a Plan investment option. As a result of the freeze, participants will no longer be able to make a new investment in Company stock through the Plan. Following the freeze, participants with existing investments in Company stock in their Plan account will generally have the ability to sell their Company stock at any time (subject to certain limitations).

As a result of the freeze of the Company stock investment option, employer securities will no longer be offered to participants in the Plan. In accordance with Item 512(a)(3) of Regulation S-K and the undertaking made by the Company in the Form S-8 to remove from registration, by means of a post-effective amendment, any shares of Company stock which remain unsold at the termination of the offering under the Plan, the Company is filing this Post-Effective Amendment No. 1 in order to deregister the 229,519 shares of the Company’s common stock that remained unsold on the effective date of the freeze, and that will not be issued under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on December 20, 2016.

MERIDIAN BIOSCIENCE, INC.

By:	/s/ Melissa A. Lueke
Melissa A. Lueke
EVP and Chief Financial Officer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on December 20, 2016.

MERIDIAN BIOSCIENCE, INC. SAVINGS AND INVESTMENT PLAN

By:	/s/ Melissa A. Lueke
Melissa A. Lueke
EVP and Chief Financial Officer